Exhibit 99.1

ANDRX REPORTS 2003 FOURTH QUARTER AND FULL YEAR RESULTS

     FORT LAUDERDALE, FLORIDA, February 25, 2004 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the fourth quarter and year ended December 31, 2003, summarized as follows (in thousands, except per share amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,

	2003	2002	2003	2002

Total revenues	$281,684	$218,097	$1,046,338	$770,980

Income (loss) before income taxes	$25,329	$(49,331)	$78,208	$(152,643)

Net income (loss)	$15,603	$(31,912)	$48,177	$(91,817)

Total net income (loss) allocated to Andrx (1)	$15,603	$(31,912)	$48,177	$(86,399)

Andrx diluted earnings (loss) per share (1)	$0.21	$(0.45)	$0.66	$(1.22)

Total net loss allocated to Cybear (1)				$(5,418)

Cybear diluted loss per share (1)				$(0.80)

(1)	See Note 1 in the accompanying Unaudited Condensed Consolidated Statements of Income.

     Commenting on the 2004 operating results, Andrx’s Chief Executive Officer, Thomas P. Rice, said: “For the first time in our history, in 2003 Andrx achieved revenues in excess of $1 billion, led by the strong performances of our distribution and bioequivalent businesses, both of which achieved record revenues. Our R&D efforts in the generic arena resulted in the filing of 12 ANDAs, some of which we believe will be awarded first-to-file exclusivity, four tentative and 13 final product approvals, and generated over $255 million in revenues. We also entered into an alliance for our generic OTC Claritin products, and agreements that enabled us to market all strengths of generic Glucotrol XL® and enhance the value of our line of oral contraceptives.”

     Mr. Rice continued, “I believe the Company is uniquely positioned in the industry with its distribution, generic and brand businesses. These businesses complement each other and we will focus on both internal and external growth for each of them in 2004 and beyond. The current plans for our brand business includes the launch of Fortamet™, an extended release metformin product and Pfizer’s Cardura® XL product, which we hope to market later this year. With these product launches and an increased focus on cost management, we anticipate improving the financial performance of our brand business. And for the longer term, we are very optimistic about the prospects and rewards to be generated by our alliance with Takeda to commercialize an extended release metformin and Actos® combination product, which evolved through our formulation expertise.

     “We are proud of the Company’s 2003 accomplishments, and we will continue to work diligently to build each component of our business,” concluded Mr. Rice.

     Revenues and Gross Profit (Loss)

	Three Months Ended		Years Ended
	December 31,		December 31,
	($ in thousands)		($ in thousands)

	2003	2002	2003	2002

Distributed Products
Revenues	$172,641	$153,051	$657,098	$534,618
Gross profit	31,673	28,504	120,229	100,968
Gross margin	18.3%	18.6%	18.3%	18.9%

Andrx Products – Bioequivalent
Revenues	$85,994	$38,524	$255,014	$183,873
Gross profit (loss)	32,495	(4,621)	119,440	37,848
Gross margin (loss)	37.8%	(12.0%)	46.8%	20.6%

Andrx Products – Brand
Revenues	$16,058	$7,186	$46,638	$25,534
Gross profit	11,046	3,192	33,794	12,271
Gross margin	68.8%	44.4%	72.5%	48.1%

Andrx Products – Total
Revenues	$102,052	$45,710	$301,652	$209,407
Gross profit (loss)	43,541	(1,429)	153,234	50,119
Gross margin (loss)	42.7%	(3.1%)	50.8%	23.9%

TOTAL PRODUCT SALES
Revenues	$274,693	$198,761	$958,750	$744,025
Gross profit	75,214	27,075	273,463	151,087
Gross margin	27.4%	13.6%	28.5%	20.3%

LICENSING AND ROYALTIES
Revenues	$6,425	$16,931	$80,080	$17,340
Gross margin	100.0%	100.0%	100.0%	100.0%

OTHER
Revenues	$566	$2,405	$7,508	$9,615
Gross profit (loss)	566	(11,168)	(7,606)	(17,516)
Gross margin (loss)	100.0%	(464.4%)	(101.3%)	(182.2%)

TOTALS
Revenues	$281,684	$218,097	$1,046,338	$770,980
Gross profit	82,205	32,838	345,937	150,911
Gross margin	29.2%	15.1%	33.1%	19.6%

     In the 2003 fourth quarter, distributed products generated net revenues of $172.6 million and gross profit of $31.7 million, with a gross margin of 18.3%. The results include the Company’s participation in the distribution of generic Paxil®, which will enjoy the benefit of limited competition until the 180-day exclusivity period expires in March 2004. In the 2002 fourth quarter, distributed products generated net revenues of $153.1 million and gross profit of $28.5 million, with a gross margin of 18.6%.

     For the 2003 fourth quarter, revenues from Andrx’s bioequivalent products increased by 123.2% to $86.0 million, compared to $38.5 million for the 2002 fourth quarter. These results include the November 20, 2003, launch of generic Glucotrol XL, licensed from Pfizer, Inc. (“Pfizer”), which generated $20.1 million in net revenues. The gross margin for bioequivalent products was 37.8% in the 2003 fourth quarter, compared to a negative 12.0% for the 2002 fourth quarter. Gross profit for bioequivalent products for the fourth quarter of 2003 includes $8.6 million in charges to cost of goods sold, of which $4.7 million related to charges for production write-offs from certain of the Company’s products and product candidates, and $3.9 million related to the write-off of manufacturing machinery and equipment at Andrx’s Florida manufacturing operations. The 2002 fourth quarter includes charges to cost of goods sold of $26.3 million, primarily relating to the write-off of pre-launch inventory of Andrx’s bioequivalent versions of Wellbutrin SR®/Zyban®.

     Revenues from Andrx’s brand products in the 2003 fourth quarter increased to $16.1 million, from $7.2 million in the 2002 fourth quarter. This increase primarily resulted from net revenues of Altocor™ of $10.9 million and the launch of two reformulated Entex® cough and cold products, partially offset by decreases in revenues from Andrx’s other brand products. The gross margin for the 2003 fourth quarter was 68.8%, compared to 44.4% for the 2002 fourth quarter. The fourth quarters of 2003 and 2002 each include charges to cost of goods sold of approximately $1.0 million related to production write-offs.

     Licensing and royalties revenues for the 2003 fourth quarter were $6.4 million, which includes $5.5 million of estimated licensing revenues from Kremers Urban Development Company’s (“KUDCo”) 2003 fourth quarter net profits, as defined, from KUDCo’s sale of its bioequivalent version of Prilosec®. Licensing and royalties revenue for the 2002 fourth quarter were $16.9 million, which includes $16.6 million of licensing revenues from KUDCo.

     Other revenues for the fourth quarter of 2003 consist primarily of revenues for services provided by the Physicians’ Online (“POL”) web portal through December 23, 2003 when the POL web portal was sold. Other revenues for 2002 were generated primarily from the contract manufacturing of aerosols at the Company’s Massachusetts manufacturing operation, which was sold in October 2003, and from the POL web portal. In the fourth quarter of 2002, cost of goods sold related to other revenues included a $10.7 million charge for an excess facilities lease and related leasehold improvements, excess aerosol product inventories, equipment and severance from Andrx’s Massachusetts aerosol manufacturing operation.

     Selling, General and Administrative (“SG&A”) Expenses

     SG&A expenses of $48.3 million in the 2003 fourth quarter decreased from $53.8 million in the 2002 fourth quarter, primarily due to a decrease in brand product sales and marketing expenses offset by increases in corporate overhead. The Company had approximately 250 brand sales representatives at December 31, 2003, compared to approximately 400 at December 31, 2002. The 2003 fourth quarter also includes a $1.1 million charge for severance due to the December 2003 reduction of approximately 100 brand sales personnel.

     Research and Development (“R&D”) Expenses

     R&D expenses, primarily related to the Company’s bioequivalent R&D program, were $13.7 million in the 2003 fourth quarter, compared to $17.9 million for the 2002 quarter. The fourth quarter of 2003 includes a charge of approximately $1.4 million for costs associated with the reorganization of Andrx’s New Jersey brand clinical research operations, including a related decrease in headcount. For the year ended December 31, 2003, Andrx submitted 12 Abbreviated New Drug Applications (“ANDA”) to the U.S. Food and Drug Administration (“FDA”) and presently has approximately 30 ANDAs and two New Drug Applications (“NDA”) pending at the FDA. R&D expenses for the fourth quarter of 2002 include a milestone payable to Geneva Pharmaceuticals, Inc. (now known as Sandoz Inc.) of $3.0 million for Fortamet (metformin XT).

     Litigation Settlements and Other Charges

     Litigation settlements and other charges in the 2003 fourth quarter include a $1.3 million charge related to previously disclosed litigation matters. Litigation settlements and other charges in the 2002 fourth quarter include a $5.0 million charge relating to legal claims asserted against the Company and a $7.8 million charge for the impairment of goodwill and intangible assets related to the POL web portal.

     Other Income, net

     Other income, net includes, among other things, a $344,000 gain on the sale of the POL web portal, a $750,000 gain on the sale of certain brand product rights and a $3.7 million gain on the sale of the Company’s Massachusetts aerosol manufacturing operation.

     Years Ended December 31, 2003 and 2002

     Revenues for 2003 exceeded $1.0 billion as compared to $771.0 million in 2002. Distributed products revenue increased $122.5 million to $657.1 million in 2003, compared to $534.6 million in 2002. The 2003 year includes revenues from the launch of bioequivalent products including generic versions of Tiazac®, Claritin-D® 24, which is marketed as an over-the-counter (“OTC”) product by L. Perrigo Company (“Perrigo”), and generic Glucotrol XL, licensed from Pfizer, as well as revenues from the Company’s generic versions of Cardizem® CD, Dilacor® XR, Glucophage®, K-Dur®, Ventolin® metered dose inhalers and Naprelan®, all of which also generated revenues during 2002. Generic Cardizem CD continued to contribute significant revenues and gross profits. Revenues for 2003 from brand products include a full year of sales of Altocor, which totaled $32.0 million. Licensing and royalties revenue for 2003 and 2002 include $76.7 million and $16.6 million, respectively, of revenues from Andrx’s agreement with KUDCo related to generic Prilosec, which began in December 2002.

     The 2003 gross profit was $345.9 million with a gross margin of 33.1%, compared to the 2002 gross profit of $150.9 million with a gross margin of 19.6%. The significant improvement in gross profit was primarily due to the launch of new products in 2003 and the reduction in charges to cost of goods sold compared to 2002.

     Cost of goods sold for 2003 includes charges of approximately $18.4 million from the write-off of inventory for the Company’s products and product candidates, including $5.7 million from Wellbutrin SR/Zyban placed into production after December 31, 2002, charges of $3.9 million from the write-off of certain manufacturing related machinery and equipment and $4.7 million from under-utilization and inefficiencies at the Company’s Florida and North Carolina manufacturing facilities. Cost of goods sold also includes charges of $12.1 million relating to the write-down of certain assets, including inventory, and under-utilization and inefficiencies at the Massachusetts manufacturing operation.

     Cost of goods sold for 2002 includes charges of $41.0 million to fully reserve the pre-launch inventory related to Andrx’s bioequivalent version of Prilosec as a result of an adverse court decision that the Andrx product infringes certain patents. The Company also recorded charges of $37.7 million related to production of its bioequivalent and brand products and product candidates, including Andrx’s generic version of Wellbutrin SR/Zyban. The Company also incurred charges of $5.8 million due to under-utilization and inefficiencies at its Florida manufacturing facilities.

     SG&A for 2003 increased from 2002 as a result of increases in brand sales and marketing efforts, the growth of the distribution business, including a full year of operations of Andrx’s Ohio distribution center and increases in corporate overhead. SG&A expenses for 2002 included a charge of $4.0 million related to an understatement of the Company’s allowance for doubtful accounts receivable during the years ended December 31, 2001, 2000 and 1999, due to the unauthorized actions of a single, lower-level employee who made numerous improper entries that affected the adequacy of the Company’s allowance for doubtful accounts receivable.

     The Company recorded charges of $8.8 million and $65.0 million for 2003 and 2002, respectively, to litigation settlements and other charges related to previously disclosed legal matters. Also included for 2002 was a $7.8 million charge for the impairment of goodwill and intangible assets related to the POL web portal, which was sold in December 2003.

     Balance Sheet

     As of December 31, 2003, the Company had approximately $205 million in cash, cash equivalents and investments available-for-sale, $355 million of working capital and $172 million available under the Company’s $185 million secured credit facility, which had no borrowings outstanding. Andrx is currently in compliance with all covenants under the credit facility, however the borrowing base limits Andrx’s borrowing availability to $172 million as of December 31, 2003. For the year ended December 31, 2003, the Company invested approximately $34 million in the purchase of property, plant and equipment and incurred approximately $29 million of depreciation and amortization expense.

     Outlook

     Growth in distributed product revenues will continue to be primarily a function of the Company’s participation in the distribution of new generic products launched by other generic manufacturers, offset by the net price declines typically associated with the distribution of existing generic products. In particular, generic Paxil could experience price erosion if new competitors enter the market at the end of the exclusivity period, which ends in March 2004.

     Growth in revenues of bioequivalent products will primarily result from the launch of new products. The Company launched its OTC bioequivalent version of Claritin RediTabs® in January 2004 through Perrigo. The Company also launched its bioequivalent versions of Lotensin® and Lotensin HCT® in February 2004, along with numerous other competitors. The Company hopes to launch other products throughout 2004, including its generic version of Vicoprofen®, OTC bioequivalent version of Claritin-D® 12 through Perrigo and certain of its oral contraceptive products through Teva Pharmaceutical Industries Ltd (“Teva”). These oral contraceptive products include the Company’s generic version of Ortho Tri-Cyclen®, which the FDA tentatively approved in January 2004, and Ortho-Cyclen 28® which has received final FDA approval. Andrx’s bioequivalent version of Cardizem CD continues to generate significant net sales and gross profit. Additional competitors for generic Cardizem CD and generic Tiazac may surface by mid-2004, which could significantly adversely affect net revenue and gross profit of Andrx’s versions of either or both of these products. Revenue of Andrx’s current bioequivalent products is also subject to market conditions and other factors, including historically high levels of competition in the industry for market share and significant price erosion.

     The Company continues its efforts to commercialize the value of its ANDAs for bioequivalent versions of Wellbutrin SR/Zyban, whether through the commercial sale of its products or through revenues to be generated from the July 2003 Exclusivity Transfer Agreement it entered into with Impax Corporation (“Impax”) and a subsidiary of Teva. Though the agreement originally extended to both the 100mg and 150mg strengths of Wellbutrin SR, the Company now has learned that it does not enjoy a market exclusivity period for the 100mg strength, as it was not the first to file an ANDA for such strength. Consequently, the Company will not share in any of the profits from the sale of Impax’s 100mg strength of this product, which was approved for sale in January 2004. Under the provisions of the agreement, Impax and Teva may share certain profits for a 180-day period with Andrx from the sale of the Impax 150mg product, which has received tentative FDA approval and has been determined by an appellate court not to infringe Glaxo SmithKline’s patents.

     Brand division revenue and gross profit performance is dependent upon the continued growth in the number of prescriptions for Altocor, as well as the success of the launches of Fortamet and Cardura XL. Though the Fortamet NDA used immediate release Glucophage as its reference listed drug, FDA recently advised the Company it must make a patent certification with respect to the Orange Book patents listed for Glucophage XR®. Accordingly, the timing of the FDA’s approval of Fortamet depends upon whether the NDA holder initiates patent infringement litigation within the 45-day period following its receipt of the Company’s patent notice, among other things. Andrx believes that its product does not infringe such patents and notes that the NDA holder did not initiate patent infringement litigation against the Company or others with respect to the many ANDAs that were filed for Glucophage XR. The Company is required to pay Sandoz Inc. additional milestones of $2.0 million upon FDA approval and $3.0 million upon the launch of Fortamet, as well as royalties on net revenues from this product. The launch of Cardura XL is dependent upon FDA approval in 2004 of the product with certain minimum labeling requirements at which time Andrx will pay an additional $25 million to Pfizer and Andrx will be committed to purchase certain annual minimum quantities of this product from Pfizer for a three-year period. The $10.0 million Andrx paid to Pfizer in the 2003 fourth quarter, upon entering into the agreement, is refundable under certain circumstances. In December 2003, the Company reorganized its brand sales force structure to comprise 325 primary care territories and reduced the number of brand sales representatives by approximately 100 representatives. Overall prescription levels for Altocor for January 2004 were lower than those of December 2003. The Company anticipates that the reorganization of its brand sales force structure and its enhanced focus on cost containment, balancing risks and rewards, and other measures it is adopting will enhance the longer term performance of the Company’s brand business and its contribution to the Company’s operating results. Andrx presently has approximately 235 brand sales force representatives. The Company will review and adjust the number of sales representatives it maintains based on the needs of its business and products.

     As expected, Andrx’s quarterly licensing revenue from KUDCo decreased significantly during 2003, due to increased competition as a result of the third quarter 2003 launch of two additional bioequivalent versions of Prilosec and the decrease in the net profit percentage due Andrx under the KUDCo agreement (from 15% to 9% on June 9, 2003). Pursuant to the agreement, the Andrx licensing rate on KUDCo’s profits will be further reduced from 9% to 6.25%, as a result of the December 2003 appellate court decision reaffirming the decision that Andrx’s bioequivalent version of Prilosec infringed patents issued to AstraZeneca plc. Additional price erosion may be experienced in the generic Prilosec marketplace during 2004 from current or potential new competitors. Andrx is attempting to commercialize the value of its ANDA for the 40mg strength of Prilosec, for which it was awarded 180-day exclusivity rights.

     Andrx is renovating its manufacturing facility in Morrisville, North Carolina so that certain operations can commence at that facility in 2005. The Company also continues to pursue measures to improve its manufacturing efficiencies and capacities at its Davie, Florida manufacturing facilities. Until all of its efforts come to fruition, Andrx will continue to incur charges directly to cost of goods sold related to its North Carolina facility and inefficiencies at its Davie, Florida facility. The Company may also incur additional charges directly to cost of goods sold in the manufacture of its currently marketed products and product commercialization activities.

     Andrx anticipates that its R&D expenses for 2004 will be approximately $55 million and will focus primarily on bioequivalent products.

     Major factors affecting the Company’s operating results include net revenues of its bioequivalent versions of Cardizem CD, and, to a lesser extent, its line of OTC Claritin products, Glucophage, Glucotrol XL, Tiazac, net sales of its Altocor brand product, the launches of Fortamet and Cardura XL and KUDCo licensing revenue. Future operating results also will be affected by revenues to be generated from the Exclusivity Transfer Agreement with Impax and Teva, future bioequivalent and brand product introductions, the value and timing of which are dependent on a number of factors including successful scale-up, final FDA marketing approval, satisfactory resolution of patent and antitrust litigation, manufacturing capabilities and capacities, commencement of commercial operations at the North Carolina facility, competition and the other factors described in Andrx’s SEC filings.

     The Company anticipates investing approximately $100 million in capital expenditures for the year 2004, which it intends to pay for with net cash provided by operating activities.

     Webcast

     Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on February 26, 2004, at 8:00 AM Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.

     About Andrx Corporation

     Andrx Corporation develops and commercializes: bioequivalent versions of controlled-release brand name pharmaceuticals using its proprietary drug delivery technologies; bioequivalent versions of specialty, niche and immediate-release pharmaceutical products, including oral contraceptives; and brand name or proprietary controlled-release formulations of existing immediate-release or controlled-release drugs where it believes the application of Andrx’s drug delivery technologies may improve the efficacy or other characteristics of those products. Andrx’s distribution operations purchase primarily generic pharmaceuticals manufactured by third parties and sells them primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices.

     Forward Looking Statements

     Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “ plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, the Company’s dependence on a relatively small number of products; licensing revenues; the timing and outcome of patent, antitrust and other litigation and future product launches; whether the Company will be awarded any market exclusivity period and, if so, the precise dates thereof; government regulation generally; competition; manufacturing capacities and output; the Company’s ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; Andrx’s inability to obtain, or the high cost of obtaining, licenses for third party technologies; commercial obstacles to the successful introduction of brand products generally, including Fortamet; exclusion of Andrx’s brand products from formularies; the consolidation or loss of customers; Andrx’s relationship to its suppliers; the success of Andrx’s joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; the inability to obtain sufficient supplies from key suppliers; the impact of returns, allowances and chargebacks; product liability claims; rising costs and limited availability of product liability and other insurance; the loss of key personnel; failure to comply with environmental laws; and the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals. Andrx is also subject to other risks detailed herein or detailed from time to time in its filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. Andrx disclaims any responsibility to update the forward-looking statements contained herein.

     This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

     Contacts:

Angelo C. Malahias	John M. Hanson
President	Senior Vice President and Chief Financial Officer
Andrx Corporation	Andrx Corporation
Phone: 954-217-4500	Phone: 954-217-4355

ANDRX CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,

	2003	2002	2003 (2)	2002

Revenues
Distributed products	$172,641	$153,051	$657,098	$534,618
Andrx products	102,052	45,710	301,652	209,407
Licensing and royalties	6,425	16,931	80,080	17,340
Other	566	2,405	7,508	9,615

Total revenues	281,684	218,097	1,046,338	770,980

Operating expenses
Cost of goods sold	199,479	185,259	700,401	620,069
Selling, general and administrative	48,338	53,758	217,085	193,253
Research and development	13,682	17,942	52,235	51,479
Litigation settlements and other charges	1,250	12,833	8,750	72,833

Total operating expenses	262,749	269,792	978,471	937,634

Income (loss) from operations	18,935	(51,695)	67,867	(166,654)

Other income, net	6,394	2,364	10,341	14,011

Income (loss) before income taxes	25,329	(49,331)	78,208	(152,643)

Income tax provision (benefit)	9,726	(17,419)	30,031	(60,826)

Net income (loss)	$15,603	$(31,912)	$48,177	$(91,817)

EARNINGS (LOSS) PER SHARE

ANDRX COMMON STOCK: (1)
Net income (loss) allocated to Andrx (includes Cybear subsequent to the May 17, 2002 Conversion)	$15,603	$(31,912)	$48,177	$(85,873)
Premium on Conversion of Cybear common stock	—	—	—	(526)

Total net income (loss) allocated to Andrx	$15,603	$(31,912)	$48,177	$(86,399)

Net income (loss) per share of Andrx common stock:
Basic	$0.22	$(0.45)	$0.67	$(1.22)

Diluted	$0.21	$(0.45)	$0.66	$(1.22)

Weighted average shares of Andrx common stock outstanding:
Basic	72,105,000	71,356,000	71,892,000	70,876,000

Diluted	72,994,000	71,356,000	72,655,000	70,876,000

CYBEAR COMMON STOCK: (1)
Net loss allocated to Cybear Group (through the May 17, 2002 Conversion)				$(5,944)
Premium on Conversion of Cybear common stock				526

Total net loss allocated to Cybear				$(5,418)

Basic and diluted net loss per share of Cybear common stock				$(0.80)

Basic and diluted weighted average shares of Cybear common stock outstanding				6,743,000

(1)	Effective May 17, 2002, all outstanding shares of Cybear common stock were converted to Andrx common stock. For periods subsequent to the Conversion, Andrx Corporation will only report earnings (loss) per share for Andrx common stock which includes all of the former Cybear’s operating results from the effective date of the Conversion and will no longer report separate earnings (loss) per share for the former Cybear common stock.

(2)	Certain prior period amounts have been reclassified.

ANDRX CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,

	2003	2002 (1)

Assets

Cash, cash equivalents and investments available-for-sale	$205,123	$97,394
Accounts receivable, net	138,849	127,698
Inventories, net	209,910	140,625
Income taxes receivable	—	33,710
Deferred income tax assets, net	65,153	68,148
Other current assets	29,790	32,360

Total current assets	648,825	499,935

Property, plant and equipment, net	239,173	227,864
Goodwill, intangibles and other assets, net	70,448	61,680

Total assets	$958,446	$789,479

Liabilities and Stockholders’ Equity

Current liabilities	$294,003	$208,087
Non-current liabilities	41,542	15,685

Total liabilities	335,545	223,772

Commitments and contingencies

Total stockholders’ equity	622,901	565,707

Total liabilities and stockholders’ equity	$958,446	$789,479

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.